Exhibit 99.1

Fred’s Reports a 20% Increase in Earnings Per Share for the Third Quarter Of 2011

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 22, 2011--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended October 29, 2011.

For the third quarter of 2011, Fred's net income increased 16% to $9.0 million compared with net income of $7.8 million in the year-earlier period, with earnings per diluted share rising 20% to $0.24 from $0.20 in the third quarter last year. For the nine months ended October 29, 2011, Fred's net income increased 13% to $23.6 million or $0.61 per diluted share compared with net income of $21.0 million or $0.54 per diluted share for the same period last year.

Fred's total sales for the third quarter of fiscal 2011 increased 2% to $444.4 million from $435.0 million for the same period last year. Comparable store sales for the quarter increased 1.5% compared with a 1.5% increase for the third quarter last year. Fred's total sales for the first nine months of fiscal 2011 increased 2% to $1.381 billion from $1.356 billion for the same period last year. Comparable store sales for the first nine months of 2011 increased 0.7% on top of an increase of 2.1% increase for the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased to report a very solid sales and financial performance in the third quarter, achieving a 20% increase in earnings per share compared with the year-earlier quarter. Fred's continues to experience a positive customer response to sales- and trip-driving initiatives designed to build market share. Highlights of the third quarter included strong customer traffic, higher gross margins in our general merchandise and pharmacy departments, and well as improved management of controllable operating costs. With inventories in excellent shape, our balance sheet and cash flow remain strong – even after significant share repurchases in the third quarter – and the Company is well positioned to make its projected financial targets for 2011.

"As the Company enters the final quarter of the year, we remain confident in our ability to drive earnings improvement," Efird continued. "We recognize the continuing strong economic headwinds, including high unemployment levels across our markets and a very competitive sales environment. On the other hand, we are excited about the success of our Core 5 program and other initiatives designed to drive sales and traffic, and believe our merchandising and marketing plans in place will deliver great values and exciting shopping experiences for our customers in the upcoming holiday season. On balance, Fred's remains well positioned to provide a strong finish to 2011 and pursue our longer-term growth objectives."

Fred's gross profit for the third quarter of 2011 increased 5% to $136.0 million from $129.7 million in the prior-year period. Gross margin for the quarter increased to 30.6% compared with 29.8% in the same quarter last year. The 80 basis point improvement was driven by controlling general merchandise markdowns and higher pharmacy department gross margin. Gross profit for the first nine months of 2011 increased 2% to $400.8 million from $392.6 million in the prior-year period. Gross margin for the nine-month period remained flat at 29.0% compared with the prior-year period.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged by 50 basis points to 27.6% of sales compared with 27.1% of sales in the prior-year quarter. The increase in SG&A expenses is primarily attributed to higher depreciation and amortization, store occupancy costs, and insurance expense. For the first nine months of 2011, selling, general and administrative expenses improved 20 basis points to 26.3% of sales from 26.5% of sales in the same nine-month period of 2010. The year-to-date expense leverage results primarily from managing store and distribution expenses.

Operating income for the third quarter of 2011 increased 16% to $13.6 million or 3.0% of sales compared with $11.7 million or 2.7% of sales in the prior-year period. For the first nine months of 2011, operating income increased 12% to $37.0 million or 2.7% of sales from $33.1 million or 2.5% of sales in the same nine-month period of 2010.

During the third quarter, Fred's opened seven new stores and six express pharmacy stores as part of its 2011 operating plan. One store and three express pharmacy locations were closed in the quarter. The Company also remodeled and refreshed 79 stores with its new Core 5 elements in the quarter, bringing the total stores upgraded to 411 during 2010 and 2011.

In the fourth quarter of 2011, the Company expects total sales to increase in the range of 2% to 4%. Comparable store sales are expected to increase between 1% and 3% versus an increase of 2.3% in the fourth quarter last year. Earnings per diluted share are forecasted to increase between 5% and 23% to a range of $0.23 to $0.27 for the fourth quarter compared with earnings per share of $0.22 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2011 to be in the range of $0.84 to $0.88, representing an increase of 12% to 17% over last year.

Currently, Fred's, Inc. operates 683 discount general merchandise stores, including 22 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2011 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 22, 2011.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended October 29, 2011	13 Weeks Ended October 30, 2010	Percent Change
Net sales	$444,378	$435,008	2.2%
Operating income	$13,559	$11,657	16.3%
Net income	$9,032	$7,818	15.5%
Net income per share:
Basic	$0.24	$0.20	20.0%
Diluted	$0.24	$0.20	20.0%
Average shares outstanding:
Basic	37,618	39,061
Diluted	37,669	39,114
	39 Weeks Ended October 29, 2011	39 Weeks Ended October 30, 2010	Percent Change
Net sales	$1,381,467	$1,356,122	1.9%
Operating income	$36,950	$33,075	11.7%
Net income	$23,632	$20,967	12.7%
Net income per share:
Basic	$0.61	$0.54	13.0%
Diluted	$0.61	$0.54	13.0%
Average shares outstanding:
Basic	38,617	39,129
Diluted	38,704	39,181

FRED'S, INC. Unaudited Fiscal 2011 Third Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended October 29, 2011	% of Total	13 Weeks Ended October 30, 2010	% of Total
Net sales	$444,378	100.0%	$435,008	100.0%
Cost of goods sold	308,412	69.4	305,261	70.2
Gross profit	135,966	30.6	129,747	29.8
Depreciation & amortization	8,463	1.9	7,502	1.7
Selling, general and administrative expenses	113,944	25.7	110,588	25.4
Operating income	13,559	3.0	11,657	2.7
Interest expense, net	100	0.0	48	0.0
Income before income taxes	13,459	3.0	11,609	2.7
Provision for income taxes	4,427	1.0	3,791	0.9
Net income	$9,032	2.0%	$7,818	1.8%
Net income per share:
Basic	$0.24		$0.20
Diluted	$0.24		$0.20
Weighted average shares outstanding:
Basic	37,618		39,061
Diluted	37,669		39,114
Unaudited Fiscal 2011 Nine-month Results (in thousands, except per share amounts)

	39 Weeks Ended October 29, 2011	% of Total	39 Weeks Ended October 30, 2010	% of Total
Net sales	$1,381,467	100.0%	$1,356,122	100.0%
Cost of goods sold	980,628	71.0	963,490	71.0
Gross profit	400,839	29.0	392,632	29.0
Depreciation & amortization	24,312	1.7	21,692	1.6
Selling, general and administrative expenses	339,577	24.6	337,865	24.9
Operating income	36,950	2.7	33,075	2.5
Interest expense, net	263	0.0	155	0.0
Income before income taxes	36,687	2.7	32,920	2.5
Provision for income taxes	13,055	1.0	11,953	0.9
Net income	$23,632	1.7%	$20,967	1.6%
Net income per share:
Basic	$0.61		$0.54
Diluted	$0.61		$0.54
Weighted average shares outstanding:
Basic	38,617		39,129
Diluted	38,704		39,181

FRED'S, INC. Unaudited Balance Sheet (in thousands)
	October 29, 2011	October 30, 2010
ASSETS:
Cash and cash equivalents	$19,978	$37,462
Inventories	377,451	360,300
Receivables	32,158	29,444
Other non-trade receivables	30,132	23,891
Prepaid expenses and other current assets	14,271	16,376
Total current assets	473,990	467,473
Property and equipment, net	160,958	139,122
Intangibles	26,068	22,569
Other non-current assets	3,331	3,699
Total assets	$664,347	$632,863

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$150,742	$128,320
Current portion of indebtedness	362	228

Accrued expenses and other	44,449	44,305
Deferred income taxes	24,019	19,238
Total current liabilities	219,572	192,091

Long-term portion of indebtedness	7,024	3,998
Deferred income taxes	2,134	1,791
Other non-current liabilities	20,834	18,877
Total liabilities	249,564	216,757
Shareholders' equity	414,783	416,106
Total liabilities and shareholders' equity	$664,347	$632,863

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer